Exhibit 10.13

AMENDMENT TO AND RESTATEMENT OF THE CORPORATE VIRTUAL CREDIT CARD ISSUE AGREEMENT

This Corporate Virtual Credit Card Issue Agreement (hereinafter referred to as “Agreement”) is entered into on March 24, 2021 by and between the following Parties:

I. BANCO ORIGINAL S.A., a financial institution with principal place of business in the City of São Paulo, State of São Paulo, at Rua Porto União, 295, registered with the National Corporate Taxpayers Register under CNPJ number 92.894.922/0001-08, hereby represented pursuant to its Bylaws (“Original” or “Bank”).

II. PICPAY SERVIÇOS S.A., a payment institution with principal place of business in the City of São Paulo, State of São Paulo, at Avenida Manuel Bandeira, 291, Condomínio Atlas Office Park, building A, 1st floor (offices 22 and 23), 2nd and 3rd floors, building B, 3rd floor (offices 43 and 44), Vila Leopoldina, São Paulo, SP, Postal Code 05.317-020, registered with CNPJ under number 22.896.431/0001-10, hereby represented pursuant to its Bylaws (“PicPay”);

Original and PicPay shall be hereinafter referred to, individually, as “Party” and, jointly, the “Parties”.

The Parties have agreed upon entering into this Agreement, in accordance with the following terms and conditions, which shall bind the Parties unconditionally and irrevocably, for themselves and for their successors and assignees.

WHEREAS:

i.	The Parties entered into, on September 2, 2020, the Corporate Virtual Credit Card Issue Agreement (“Agreement”);

ii.	The Parties wish to amend provisions of the Agreement, as well as restate them into a single instrument.

NOW, THEREFORE, the Parties, by mutual agreement, enter into this Amendment to and Restatement of the Agreement (“Restated Agreement”), which shall be governed by the following terms and conditions.

1. Purpose. The purpose of this Agreement is to govern the terms and conditions for use, by PicPay, as holder of the Corporate Virtual Credit Card (“Card”), issued by Original.

2. Card. The Card is of the Micro Business PJ type, Mastercard brand, which is the company that owns the brand licensed to Original and which determines the rules of operation of the card system in Brazil and abroad.

3. Credit limit. The amount of the total credit limit available for use of the Card shall be valid for a cycle of thirty (30) days and may be renewed for equal periods, subject to the provisions of this agreement.

3.1. The limit may be reduced, either partially or totally, and even frozen, according to Original’s internal criteria for credit analysis. Should that take place, PicPay shall be informed. Limits shall only be increased upon prior acceptance by PicPay.

3.2. The limit amount will be affected by the total amount of the transactions carried out and recomposed in proportion to the amount actually paid, within three (3) business days after the payment of the Invoice. The payment of single or overpayments does not change the defined credit limit.

4. Terms of use. The Card shall be used by PicPay exclusively for the situations provided for in Exhibit I (Transactional Flow). PicPay is responsible for any loss and damage arising from the improper, incorrect, inappropriate, invalid and unauthorized use, disclosure and access of the Card, including through fraudulent means.

4.1. Transactions carried out electronically may be vulnerable to the actions of third parties, so it is recommended to have adequate, updated security software and licensed and original computer programs. It is also recommended to maintain antivirus with protection against possible interference from third parties and to report any suspicions of invasion.

4.2. All transactions that may be carried out with the Card shall be considered accepted and valid by PicPay as an effective means of proving their authorship, authenticity, integrity and confidentiality.

4.3. Original provides services without interruption, subject to the established operating hours. Momentary instabilities in its systems may occur and they may be shut down for maintenance, which may interfere with the use of the Card. PicPay is aware of and agrees that the occurrence of these episodes does not characterize any defect in the provision of services and does not assign any liability to Original.

5. Transaction Dispute. Original may require the submission of statements and documents necessary to support transaction disputes. Original has no legal or contractual obligation to suspend payment or anticipate the return of the disputed amount or indemnify any losses arising from the transaction disputed by PicPay. The possible suspension of payment or the anticipation of a disputed amount, if authorized by Original, does not release PicPay from the obligation to pay the other amounts posted on the invoice.

5.1. If there is no irregularity in the disputed entry or if there is a disagreement with the merchant, Original shall consider the dispute closed and the amount eventually anticipated or suspended by Original shall be posted on the subsequent invoice, plus charges and other amounts determined for arrears.

5.2. Original is not responsible and does not answer for: (i) the restriction on the use of the Card at the merchants; (ii) commercial disagreement between PicPay and the merchant and/or losses resulting from it; (iii) the price, quantity and quality of the goods or services purchased; (iv) possible system interruptions that make it impossible, temporarily or not, to carry out transactions with the Card.

6. Prohibited Transactions. It is expressly forbidden to use the Card in transactions for the purchase of goods and/or services that result from illegal practices, such as gambling over the internet or in casinos.

7. Invoice. It is the statement made available daily by electronic means and which contains all the transactions carried out on the previous day. PicPay must check the entries made on the invoice. Any dispute procedures may be registered by PicPay with Original within 45 calendar days from the date of the transaction. The invoice is paid in accordance with the rules set out in Exhibit II (Financial Flow).

7.1. Arrears. Failure to pay the invoice or payment in amount lower than that charged shall characterize late payment and shall be subject, to the date of the actual payment, to: (i) compensatory interest over the outstanding debt balance; (ii) a 2% fine on the total amount due; (iii) late payment interest of 1% per month; and (iv) IOF (Tax on Financial Transactions).

8. Card Blocking and/or Cancellation. The Card may be blocked: (i) in situations that may suggest the existence of a risk of losses, as long as it is detected; (ii) upon non-compliance with the obligations provided for in this Agreement, including late payment, in which case this information may be shared with credit protection entities; (iii) if there is evidence of fraud with the Card data; (iv) if there is a total reduction of the Limit; and/or (v) if there are any external events or delays in any other obligations undertaken by PicPay to Original, which may affect and/or alter the assigned credit risk.

8.1. The Card may be canceled if late payment is not rectified, if there is any wrongdoing in the Card use or in case of non-compliance with the obligations provided for in this Agreement or due to commercial disinterest.

8.2. PicPay, if wishing to do so, may ask Original to block the Card.

9. Loss or Theft of Card Credentials. PicPay is responsible for the safe and correct use of the Card and its credentials. Events of this nature must be reported to Original immediately and within forty-eight (48) hours. Original is not responsible for any losses in such cases.

10. Bank Preference Premium. It is hereby agreed that PicPay shall be entitled to receive a Bank Preference Premium (“Premium”), which shall be paid by Original, monthly, in an amount corresponding to 70% of the interchange fee revenue (paid by the Brand to Original) for the month above, less: (i) direct taxes (PIS/Cofins and ISS) and (ii) the operating costs of the Brand and processing of the service provider Fidelity (“Processor”) and (iii) expenses arising from the daily operation of financial settlement. Based on the Brand report, the average interchange fee rate shall be applied to determine the respective monthly revenue. The operating and processing costs shall be estimated based on the standard unit costs of the Brand and of processing at the Processor.

10.1. On the fifth (5th) business day of each month, Original shall pay PicPay the Premium corresponding to the immediately previous month by means of an electronic transfer of funds to PicPay’s checking account held with Original, with said credit being valid as proof of payment, meaning full and irrevocable discharge of Original by PicPay.

10.2. The pricing can be renegotiated at any time in common agreement between the Parties, taking into account, in particular, the conditions and dynamics of the contractual relationship, by signing an amendment to this Agreement.

10.3. In view of the fact that the Parties started performing the subject matter of this Agreement before signing it, in spite of lacking any formalization, the Parties agree that the Premium must be considered as of July 2020, without incurring any late charges.

11. Duration. The agreement is for an indefinite term, counted from July 1, 2020.

11.1. Original or PicPay may notify each other that they are no longer interested in the continuity of this Agreement, regardless of any reason or the need to specify it, at least thirty (30) days prior. The notice takes effect immediately to suspend the credit limit granted and not used.

11.2. This Agreement may be terminated, with immediate effect, in the event of late payment or non-payment, use of the card in breach of this Agreement, non-compliance by PicPay with any contractual obligation, registration and credit restrictions, or any corporate reorganization process that entails change of the main activity or change of direct or indirect control of PicPay or, else, for not using the Credit Card for six (6) calendar months.

11.3. In the event of termination of this agreement, the obligations hereunder may be accelerated and included in the outstanding balance together with the transactions due and/or being processed.

12. Environment Policy. When entering into this Agreement, PicPay undertakes not to use the available credit limit for purposes that may cause social and/or environmental damage, in accordance with the National Environment Policy and other rules provided for in the legislation.

13. Fight against corruption. The Parties hereto represent to know and respect the legislation to prevent acts of corruption and other acts harmful to national and foreign governments, and agree to abstain from any activity that results in a violation of such rules, as well as that they shall immediately inform the other Party if they are aware of any act or fact related to this Agreement and the service governed hereunder that violates said rules, so that it can adopt the actions it deems necessary.

13.1 Each of the Parties, in the manner represented herein, represents to be aware of the provisions of the Code of Ethical Conduct of the other Party, copies of which are hereby handed over to it, and agrees to comply with them and to cause them to be complied with by their representatives, employees, agents, contractors or subcontractors.

14. Each Party shall bear labor and social security expenses and obligations for its employees, agents or representatives.

14.1 It is expressly stipulated that, by virtue of this Agreement, no type of corporate, associative, representative, joint venture, employment and/or joint and several liability or employment relationship is established between the Parties, including their employees and agents. Neither Party, nor its employees, agents and/or representatives, shall have any right, power or authority to act or create any express or tacit obligation on behalf of the other.

15. In view of the nature and purpose of this Agreement, the Parties undertake, for themselves, their employees and/or representatives, to maintain the most absolute secrecy about the data, technical or commercial specifications and other confidential information which they may have access to or knowledge of by virtue of this Agreement, not disclosing them in any way or under any pretext. The confidentiality obligations must be respected by the Parties, as well as by their employees and agents, not only during the term of this Agreement, but for a period of three (3) years after the termination of the contractual relationship.

16. Taxes due directly or indirectly as a result of this Agreement, or the performance thereof, are a liability of the taxpayer, as defined in the tax law.

17. The Parties must bear, entirely and at their own expense, regardless of other responsibilities provided for by law and/or provided for in this instrument, the redress of any proven loss and damage, of any nature, caused to the opposing Party or to third parties as a result of the legal relationship established by this Agreement, including losses resulting from fraud and failures in the performance of their activities or violation of personality rights, intellectual property rights and confidentiality.

18. In the event of total or partial non-compliance with the provisions of this Agreement, except when there is a specific penalty, the Parties are subject to a non-compensatory fine of ten percent (10%) of the amount of the last 3 invoices, to be paid within five (5) days from the communication made by the other Party, without prejudice to other penalties provided for in this Agreement and any loss and damage.

19. This Agreement governs and contains the final provisions of the negotiations between the Parties, replacing any other documents, contracts or understandings, whether written or oral, previously entered into that have the same subject matter as this Agreement.

20. This Agreement may only be validly amended provided that it is in writing and duly signed by the legal representatives of both Parties.

21. Any omission or tolerance by the Parties in demanding strict compliance with contractual obligations, or in exercising any right arising from this Agreement, shall not represent novation or waiver, nor shall it affect their right to exercise them at any time.

22. In the event that any section, term or provision of this Agreement is declared void or unenforceable, such nullity or unenforceability shall not affect any other sections, terms or provisions contained herein, which shall remain in full force and effect, unless the term or provision considered null or unenforceable significantly affects the balance of this Agreement.

23. No Party may assign or transfer any of its rights or obligations arising from this Agreement without the prior and express written consent of the other Party.

24. The Parties, as well as their respective legal representatives, represent that they are duly authorized to sign and perform this Agreement, pursuant to their respective corporate instruments.

In witness whereof, the Parties sign this Agreement in two (2) original copies of equal content, through their legal representatives, in the presence of the two (2) witnesses identified below.

São Paulo/SP, March 18, 2021.

BANCO ORIGINAL S.A.

DocuSigned by:	DocuSigned by:

/s/ Simao Luiz Kovalski	/s/ Luiz de Lima Giacomini
Simao Luiz Kovalski	Luiz de Lima Giacomini

PICPAY SERVIÇOS S.A.

DocuSigned by:	DocuSigned by:

/s/ Anderson Andrade Chamon do Carmo	/s/ José Antonio Batista Costa
Anderson Andrade Chamon do Carmo	José Antonio Batista Costa

Witnesses:

/s/ Maira Mendes Morais	/s/ Hyde de Melo Gomes Silva
Name: Maira Mendes Morais	Name: Hyde de Melo Gomes Silva
CPF: 36845545880	CPF: 05309240489

EXHIBIT I – TRANSACTIONAL FLOW

1.	PicPay customer purchases at the merchant with a balance in the PicPay digital wallet;
2.	Accrediting Company POS menu identifies that it is a PicPay transaction and generates a QRCode with the transaction data;
3.	PicPay customer captures the QRCode image through the PicPay App;
4.	The PicPay App sends the transaction data to PicPay;
5.	PicPay validates whether the customer has a balance in the digital wallet to carry out the transaction and approves it for the Accrediting Company;
6.	To carry out the transaction, the Accrediting Company uses the Card held by PicPay, issued by Original, and requests authorization from Original through the Brand network;
7.	If it is within the rules for using the Card, Original approves the transaction and returns the information to the Brand, which in turn passes the approval on to the Accrediting Company, which successfully completes the transaction;

EXHIBIT II – FINANCIAL FLOW

1.	PicPay: charges to the balance of the digital wallet the amount of the transaction captured by QRCode and makes it available in its checking account held with Original;
2.	Original: charges to PicPay’s checking account held with Original the total amount referring to the amount of the previous day’s transactions, re-establishes the credit limit of the Card and credits Original’s reserve account;
3.	Brand: receives the amount of transactions from Original within 27 days (credit settlement period) and transfers it to the Accrediting Company;
4.	Accrediting Company: settles the transactions to merchants.